Exhibit 10.17

EMPLOYMENT AGREEMENT FOR GREG MAES

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between CompoSecure, L.L.C. (the “Company”) and Gregoire Maes (the “Executive”) as of the date first written below.

WHEREAS, the Company desires to continue to employ the Executive as its Chief Operating Officer and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.	Employment.

(a)            Term. The initial term of this Agreement shall begin on December 27, 2021 (the “Effective Date”) and shall continue until the termination of the Executive’s employment. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.” The Executive’s employment during the Term shall be as an “at-will” employee; the Executive may resign his employment at any time, and the Company may terminate the Executive’s employment at any time, for any reason or no reason, subject to the provisions of this Agreement.

(b)         Duties. During the Term, the Executive shall serve as the Chief Operating Officer, with such duties, responsibilities, and authority commensurate therewith, and shall report to the Chief Executive Officer of the Company (the “CEO”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the CEO.

(c)            Best Efforts. During the Term, the Executive shall devote the Executive’s best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 14 below. The foregoing shall not be construed as preventing the Executive from (i) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the CEO, in his sole discretion, on corporate boards, and (ii) managing personal investments, so long as such activities are permitted under the Company’s Code of Conduct and employment policies and do not violate the provisions of Section 14 below.

(d)           Principal Place of Employment. The Executive understands and agrees that the Executive’s principal place of employment will be in the Company’s offices located in the Somerset, New Jersey metropolitan area and that the Executive will be required to travel for business in the course of performing the Executive’s duties for the Company.

2.	Compensation.

(a)            Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $375,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually pursuant to the normal performance review policies for senior-level executives and may be increased but not decreased based on market trends, internal considerations, and performance, as the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of CompoSecure, Inc. (“Parent”) deems appropriate. The Compensation Committee may take any actions of the Board pursuant to this Agreement.

(b)           Annual Bonus. The Executive shall be eligible to receive an annual bonus for each fiscal year during the Term, commencing with the 2022 fiscal year, based on the attainment of individual and corporate performance goals and targets established by the Compensation Committee (“Annual Bonus”); provided, that, subject to Sections 6, 9, and 10 herein, actual payout of the Annual Bonus will be determined by the Compensation Committee in its discretion. The target amount of the Executive’s Annual Bonus for any fiscal year during the Term is 60% of the Executive’s annual Base Salary, and the maximum Annual Bonus payable for any fiscal year during the Term is 120% of the Executive’s annual Base Salary. Any Annual Bonus shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses are paid to other executives of the Company; provided, that, in no event shall the Executive’s Annual Bonus be paid later than two and a half months after the last day of the fiscal year to which the Annual Bonus relates. The Annual Bonus shall be subject to the terms of the annual bonus plan that is applicable to other executives of the Company, including requirements as to continued employment, subject to the provisions of Section 6 below.

(c)            Equity Compensation. The Executive shall receive a restricted stock unit grant from Parent (“Staking Grant”) with respect to shares of Parent’s common stock equal to 250,000 of the shares of Parent’s common stock, which will vest ratably over four years, with 25% of the award vesting each year. Vesting is conditioned on continued employment through the specified vesting dates, except as provided in Section 6. The Staking Grant will be made under Parent’s 2021 Incentive Equity Plan, with such terms as the Compensation Committee deems appropriate, consistent with the terms of this Agreement and applicable law and will be awarded immediately following the Form S-8 for Parent’s 2021 Incentive Equity Plan becoming effective, provided, that, if the Effective Date occurs after the Form S-8 for Parent’s 2021 Incentive Equity Plan becomes effective, then such grant will be made as soon as practical after the Effective Date. In addition to the Staking Grant, the Executive shall be eligible to receive annual equity awards under the Parent’s 2021 Incentive Equity Plan, in the form of restricted stock units and performance stock units, as determined in the sole discretion of the Compensation Committee, on the same terms as other senior executives of the Company, beginning in 2023.

3.                  Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans and programs on a basis which is no less favorable than is provided to other similarly situated executives of the of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any Affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4.                  Vacation. During the Term, the Executive shall be eligible to vacation each year and holiday and sick leave at levels commensurate with those provided to similarly situated executives of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies.

5.                  Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.

6.                  Termination Without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Cause and the Executive may voluntarily resign at any time without Good Reason, in each case upon 30 days’ advance written notice to the other party. The Executive may initiate a termination of employment by resigning for Good Reason as described in Section 12(c) below. Upon termination by the Company without Cause or resignation by the Executive for Good Reason, if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a)            (1) If the Executive’s employment is terminated without Cause or with Good Reason other than in connection with or within 24 months of a Change in Control, the Company will pay the Executive an amount equal to one times the sum of (A) the Executive’s annual Base Salary, plus (B) the Executive’s target Annual Bonus for the year of termination. Payment shall be made over the 1-year period following the termination date in installments in accordance with the Company’s normal payroll practices. (2) Notwithstanding any other provision contained herein, if the Executive’s employment is terminated without Cause or for Good Reason, in each case, in connection with or during the 24-month period following a Change in Control, the Company will pay the Executive an amount equal to one times the sum of (X) the Executive’s annual Base Salary, plus (Y) the Executive’s target Annual Bonus for the year of termination; plus (Z) a pro-rata portion of the Executive’s Annual Bonus for the year of termination based on actual performance for the applicable performance period. Installment payments will begin on the 60th day after the Executive’s termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment. In the case of a payment following a Change in Control, the payments under Section 6(a)(2)(X) and (Y) above, will be paid in lump-sum and shall be made on the 60th day following the termination date; the payment of the pro-rata bonus pursuant to Section 6(a)(2)(Z) above will be payable in accordance with 6(c) below.

(b)            The Company shall make a lump-sum payment on the 60th day following the termination date equal to the COBRA premiums that the Executive would pay if he elected continued health coverage under the Company’s health plan for the Executive and his dependents for the 12-month period following the termination, based on the COBRA rates in effect at the termination date.

(c)            The prorated Annual Bonus referenced in Section 6(a)(2)(Z) above, shall be determined by multiplying the full year Annual Bonus that would otherwise have been payable to the Executive, based upon the achievement of the applicable performance goals, as determined by the Board, by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the fiscal year in which the termination date occurs and the denominator of which is 365. Such prorated Annual Bonus, if any, shall be paid at the same time as bonuses are paid to other employees of the Company, but not later than two and a half months after the end of the fiscal year in which the termination date occurs.

(d)            (1) If the Executive’s employment is terminated without Cause or for Good Reason other than in connection with or during the 24 months following a Change in Control, then (A) any equity awards (other than the Staking Grant) that were granted more than 12 months before the Executive’s termination date will vest as of the termination date as follows: (i) all time-based awards will accelerate pro-rata based on the timing of termination; and (ii) all performance-based awards (if any) will vest pro-rata based on target performance through the date of the Executive’s termination; and (B) the Staking Grant shall vest pro-rata if and only if such termination occurs more than 6 months following the grant date of such award; for the avoidance of doubt, no acceleration shall occur for the Staking Grant if such termination occurs within 6 months of the grant date. Other than with respect to the Staking Grant, which shall vest in accordance with subsection (B), no equity award that was granted within 12 months of the termination date shall be subject to accelerated vesting due to such termination. (2) For any termination without Cause or resignation with Good Reason that occurs in connection with or during the 24 months following a Change in Control, (X) all time-based equity awards (including any Staking Grant that was awarded more than 6 months prior to the termination date) shall accelerate and become fully vested, and (Y) all performance-based equity awards shall accelerate and become vested based on actual performance as of the date of the applicable Change in Control.

(e)            The Company shall pay any other amounts earned, accrued and owing but not yet paid under Section 2(a) and/or 2(b), with respect to any completed fiscal year, above and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), regardless of whether the Executive executes or revokes the Release.

7.                  Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.

8.                  Voluntary Resignation Without Good Reason. The Executive may voluntarily terminate employment without Good Reason upon 30 days’ prior written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations.

9.                  Disability. If the Executive incurs a Disability during the Term, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations. In addition, the Executive’s Staking Grant that vests based on time shall vest pro-rata based on the date of the Executive’s termination. For purposes of this Agreement, the term “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan.

10.              Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any Accrued Obligations. In addition, the Executive’s equity awards (including the Staking Grant) that vests based on time shall vest pro-rata based on the date of termination, provided, that no acceleration shall occur for any awards granted less than one year before the termination date. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

11.              Resignation of Positions. Effective as of the date of any termination of employment, the Executive will resign from all Company-related positions, including as an officer and director of the Company and its parent(s), subsidiaries, and Affiliates.

12.              Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)               “Cause” shall mean (i) the Executive’s conviction of (a) a felony or (b) a misdemeanor that has a material adverse effect upon the business or reputation of the Company; (ii) the Executive’s willful and material violation of any applicable federal, state or local law in connection with carrying out Executive’s responsibilities and duties hereunder that is likely to have a material adverse effect upon the business or reputation of the Company; (iii) the Company’s determination that the Executive has committed an act of fraud or an act constituting a breach of fiduciary duty, disloyalty by the Executive (including, without limitation, aiding a competitor), which has had or could reasonably be expected to have a material adverse effect on the business or reputation of the Company; (iv) the Executive’s substantial and/or repeated failure or refusal to perform his assigned duties as reasonably assigned by the CEO (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which willful failure or refusal has had or could reasonably be expected to have a material adverse effect on the business or reputation of the Company; (v) the Executive’s willful and/or material violation of the Company’s Code of Conduct; and/or (vi) the Executive’s material breach of the Executive’s covenants and obligations set forth in Section 14 hereof that is likely to have a material adverse effect upon the business or reputation of the Company. Prior to any termination for Cause pursuant to each such event listed in (ii), (iii), (iv), (v) or (vi) above, to the extent such event(s) is capable of being cured by the Executive, the Company shall give the Executive written notice thereof describing in reasonable detail the circumstances constituting Cause and the Executive shall have the opportunity to remedy same within thirty (30) days after receiving written notice.

(b)               “Change in Control” shall have the meaning set forth in the Parent’s 2021 Incentive Equity Plan.

(c)               “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s Disability:

(1)               A material diminution by the Company of the Executive’s authority, duties or responsibilities;

(2)              A material change in the geographic location at which the Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which the Executive is principally employed to a location that increases the Executive’s commute to work by more than 50 miles);

(3)               A material diminution in the Executive’s Base Salary; or

(4)               Any action or inaction that constitutes a material breach by the Company of this Agreement.

The Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period.

(d)               “Release” shall mean a separation agreement and general release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit). The Release will be in the form attached hereto as Exhibit A, subject to such legally required changes as the Company may require. Such general release shall be executed and delivered (and no longer subject to revocation, if applicable) by the Executive within sixty (60) days following delivery of the general release to the Executive.

13.              Section 409A.

(a)               This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b)               All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)               All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

14.              Restrictive Covenants.

(a)               Noncompetition. The Executive agrees that during the Executive’s employment with the Company and its Affiliates and the 24-month period following the date on which the Executive’s employment terminates for any reason (the “Restriction Period”), the Executive will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business anywhere in the world. The term “Competitive Business” means the business of designing, developing, manufacturing customizing and/or selling (i) financial transaction cards manufactured of metal or metal hybrid, including ID cards and security cards, and/or (ii) products and services to enable consumers to buy, sell and store cryptocurrencies and other digital assets and providing similar products and services to businesses for distribution to their customers, including, without limitation, banking and financial services, insurance, warranty and eGaming markets, and related activities. The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates (as defined below) and the Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate. For purposes of this Agreement, the term “Affiliate” means any subsidiary of the Company or other entity under common control with the Company.

(b)               Nonsolicitation of Company Personnel. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company or its Affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than 12 months shall have elapsed between the last day of such person’s employment or service with the Company or Affiliate and the first day of such solicitation or hiring or attempt to solicit or hire; provided that the foregoing does not prohibit general solicitation or recruitment activities not directed at employees of the Company or soliciting, recruiting or hiring any person who responds thereto.

(c)               Nonsolicitation of Customers. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer or actively sought prospective customer of the Company or an Affiliate for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or an Affiliate during the Executive’s employment with the Company or an Affiliate.

(d)               Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 14(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(e)               Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(f)                Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally.

(g)               Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish or communicate in any public forum or otherwise in a manner intended to achieve widespread publication or broadcast outside the Company or to substantial numbers of employees of the Company, any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, or investors. The Company agrees and covenants that it will direct its officers to not at any time make, publish or communicate in any public forum or otherwise in a manner intended to achieve widespread publication or broadcast outside the Company or to substantial numbers of employees of the Company, any defamatory or disparaging remarks, comments or statements concerning the Executive.

(h)               Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, proprietary information, or Work Product.

15.              Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 14 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 14 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 14. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 14 are unreasonable or otherwise unenforceable.

16.              Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 14 and 15) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17.              No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

18.             Background Checks. The Executive authorizes and consents to the Company and/or its authorized representative or agent to conduct a Drug Screening and Background Check at any time during the Executive’s employment with the Company.

19.              Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a)            The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)            Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c)            All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

20.              Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

CompoSecure, L.L.C.

309 Pierce Street

Somerset, NJ 08873

Attn: Jon Wilk, Chief Executive Officer

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

21.             Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

22.              Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

23.              Binding Arbitration and Waiver of Right to Participate in Class Actions. Except for disputes relating to, or arising out of, the Executive’s obligations set forth in Section 14, including the Company’s right to independently seek and obtain injunctive relief in state or federal courts, the parties agree to arbitrate any and all claims, disputes or controversies relating to, or arising out of, or concerning, this Agreement and/or the Executive’s employment with the Company, including termination of the Executive’s employment. The parties’ agreement to arbitrate employment-related claims is intended to include, but is not limited to, claims concerning compensation, benefits or other terms and conditions of employment, or any other claims whether arising by statute or otherwise including, but not limited to, employment claims of wrongful discharge, discrimination, harassment or retaliation under federal, state or local laws including, without limitation, the New Jersey Law Against Discrimination; the New Jersey Discrimination in Wages Law; the New Jersey Temporary Disability Benefits and Family Leave Insurance Law; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey False Claims Act; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the New Jersey Emergency Responder Leave Law; the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act (a/k/a the New Jersey WARN Act); the New Jersey Security and Financial Empowerment Act; and the retaliation provisions of the New Jersey Workers’ Compensation Law; Title VII of the Civil Rights Act as amended, the Equal Pay Act, the Americans With Disabilities Act (as amended), the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act; the Patient Protection and Affordable Care Act, and claims arising under the Fair Labor Standards Acts, or any other national, federal, state or local employment or discrimination laws, rules or regulations. The Executive’s agreement to arbitrate also includes claims for breach of contract, violation of internal procedure or policy, wrongful termination in violation of public policy, wrongful discharge or termination, tort claims including negligence, defamation, loss of reputation, interference with contractual relations or prospective economic advantage, retaliation, and negligent or intentional infliction of emotional distress. The Executive agrees that all such claims will be fully and finally resolved by mandatory, binding arbitration conducted by the American Arbitration Association (“AAA”) located within thirty miles of the Company’s offices in Somerset County, New Jersey, pursuant to the AAA then-current Employment Arbitration Rules and Mediation Procedures. A copy of those rules is available online at www.adr.org/aaa. The Company as the employer will bear the administrative costs and arbitrator fees, and the arbitrator in such action may award whatever remedies would be available to the parties in a court of law. The purpose of this provision is to require binding arbitration of such disputes, claims or controversies that are or may be arbitrable, and the inclusion of any claim in this provision as to which a jury trial or civil action may not be waived will not taint or invalidate the remainder of this provision. To be clear, this agreement to arbitrate does not apply to any lawsuit to enforce this arbitration clause, or, as referenced above, to seek relief as set forth in Section 14 of this Agreement. Those lawsuits will be commenced in the state or federal courts sitting in the State of New Jersey and the Executive consents to the jurisdiction of the federal or state courts of New Jersey.

24.              Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 14, will continue to apply in favor of the successor.

25.              Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

26.              Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its Affiliates, the Executive shall be indemnified by the Company, and the Company shall pay the Executive’s related expenses (including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of) when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws. During the Executive’s employment with the Company or any of its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.

27.            Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company, including without limitation the employment agreement by and between the Company and the Executive, dated June 15, 2020. This Agreement may be changed only by a written document signed by the Executive and the Company.

28.           Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

29.              Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of New Jersey without regard to rules governing conflicts of law.

30.              Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

31.              Lock-Up. The Executive hereby agrees that he will not, without the prior written consent of the Company, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Parent shares subject to any award issued under the CompoSecure Holdings, LLC Amended and Restated Equity Plan (“Award”) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Parent shares subject to any such Award, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Class A common stock of Parent or other securities, in cash or otherwise, during the Lock-up Period, as defined below. For purposes of this provision, the “Lock-Up Period” means 180 days from the closing date of the merger of a wholly-owned subsidiary of Parent into CompoSecure Holdings, LLC.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPOSECURE, L.L.C.

/s/ Jonathan Wilk
Name: Jonathan Wilk
Title: Chief Executive Officer
Date: December 27, 2021

EXECUTIVE

/s/ Greg Maes
Name: Greg Maes
Date: December 27, 2021